Exhibit 99.46

ENEL AND ACCIONA LAUNCH 41.3 EUROS PER SHARE TENDER OFFER FOR ENDESA

Madrid/Rome, 11 April 2007 – Enel S.p.A. (Enel), through its subsidiary Enel Energy Europe S.r.L., (EEE) and ACCIONA, S.A. (Acciona), following the announcement of the unsuccessful outcome of the tender offer for shares in ENDESA, S.A. (Endesa) launched by E.ON Zwölfte Verwaltungs GmbH, filed today before the Comision Nacional del Mercado de Valores (CNMV) a joint tender offer for 100% of the shares of Endesa.

The main terms for the offer are the following:

1.	The Offer is launched for 100% of the issued shares in Endesa, namely 1,058,752,117 shares of € 1.20 par value each.

2.	The consideration offered to any accepting shareholder of Endesa is 41.3 euros per share of Endesa, payable fully in cash. This consideration results from the 41 euros price per share of Endesa previously announced by the Offerors on March 26, 2007, increased by the interest that would accrue on such amount at a three-month EURIBOR rate for the period running from March 26, 2007 until May 31, 2007 (rounded upwards).

The Offer consideration will be reduced to reflect the gross effect of any dividends, distributions, other similar concepts, splits or share dividends effective from the date hereof through the date on which the result of the Offer is published (both dates included).

3.	Any payment obligations resulting from the Offer shall be secured pursuant to a bank guarantee to be filed with the CNMV within a two business day period as provided for under Royal Decree 1197/1991, dated July 26, governing tender offers.

4.	The completion of the Offer is subject to full satisfaction or waiver of any and all of the following conditions:

(i) that the shares of Endesa tendered in the Offer, together with any shares of Endesa held directly or indirectly by the Offerors, represent more than 50% of the share capital of Endesa; and

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(ii) that, before the end of the Offer acceptance period, a) Endesa’s General Shareholders Meeting passes the relevant resolutions to amend the company’s by-laws and, generally, remove the shareholders’s voting rights limits and other restrictions related to the composition of the Board of Directors, b) such resolutions become registered with the Madrid Commercial Registry (“Registro Mercantil”).

5.	The Offerors shall notify the concentration resulting from this Offer to the European Commission pursuant to Regulation (EC) 139/2004, dated January 20, on the control of concentrations between undertakings, and will also file any applicable notifications with the antitrust authorities of any other jurisdiction.

6.	The Offer is subject, legally, to any applicable administrative authorisations. To that end, the Offerors will file the relevant applications for authorisation and notifications with the National Energy Commission (Comisión Nacional de Energía) and with the Spanish Energy General Secretariat (Secretaría General de Energía) of the Ministry of Industry, Tourism and Commerce (Ministerio de Industria, Turismo y Comercio) as well as with any administrative authorities of any other jurisdiction.

7.	Given that the shares in Endesa are admitted to trading on the New York Stock Exchange as ADSs (American Depositary Shares) and on the Off Shore Exchange (Registro de Valores Extranjeros) in Santiago de Chile, the Offerors shall comply with any applicable legal regulations requiring the launching or extension of the Offer, as the case may be, to such jurisdictions.

8.	Once the Offer is authorized and announced by the CNMV, the relevant prospectus and accompanying documentation shall be made available to the general public as and when required by applicable laws.

This press release contains information on Acciona, S.A. (Acciona), Enel S.p.A. (Enel) and their affiliates in connection with a tender offer (the “Tender Offer”) for 100% of the shares of Endesa, S.A. (Endesa).

This press release should be read together with the prospectus that, in connection with the Tender Offer, was filed with the Comisión Nacional del Mercado de Valores on the date hereof. As soon as practicable, Acciona and Enel will file a prospectus with the Securities and Exchange Commission

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(SEC). Such prospectus will be provided to shareholders of Endesa in accordance with applicable law to the extent required or permitted thereby.

Further, analysts and investors should carefully review all of the filings made by Acciona and Enel with the CNMV and with the SEC; those filings contain important information about Acciona and Enel, their beneficial ownership of Endesa shares, the Tender Offer, the transactions contemplated thereby, and other related matters. All of the information referred to in this paragraph is or will become publicly available at www.cnmv.es and www.sec.gov, and must be considered reproduced in this release.

The implementation of the Tender Offer is subject to various conditions, authorizations, contingencies and other significant requirements and constraints deriving from applicable laws and regulations. Further, to the extent permitted under applicable law, as long as it is permitted under the applicable law, Acciona and Enel reserve their right to amend, supplement, waive or rescind any of the terms of the Tender Offer as they may agree from time to time. As a result of the foregoing, analysts and investors should not rely on this press release or on the Tender Offer prospectus as an assurance that any or all of the transactions envisaged in said documents will be necessarily completed or implemented. Further, analysts and investors are urged to read the Tender Offer prospectus and to seek legal advice in order to fully understand the terms, conditions, risks and contingencies to which the Tender Offer is subject to.

This press release has the purpose of summarizing and explaining certain key provisions of the Tender Offer for the benefit of the shareholders of Acciona and Enel, other investors in Endesa and the market in general. By preparing and releasing this press release, none of Acciona and Enel intends to recommend or suggest, directly or indirectly, any investment strategy in connection with Acciona, Enel, Endesa or any other company, or with any securities issued by any such persons. This press release does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any security, nor is it a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of the securities referred to in this press release in any jurisdiction in contravention of applicable law.

The release, publication or distribution of this press release in certain jurisdictions may be restricted by law and therefore persons in any such jurisdiction into which this press release is released, published or distributed should inform themselves about and observe such restrictions.

Additional Important Information for U.S. Investors

Acciona and Enel will file with the SEC a statement on Schedule TO that will include an offer to purchase, a letter of transmittal and related documents. The offer to purchase, letter of transmittal and related documents will also be mailed to U.S. holders of record of Endesa shares and holders of ADSs representing Endesa shares, and be made available for distribution to beneficial owners of Endesa shares and ADSs. The solicitation of offers to buy the Endesa shares and ADSs will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. When they are available, U.S. stockholders should carefully read those materials (as well as any amendments and supplements to those materials) prior to making any decisions with respect to the tender offer because they will contain important information, including the various terms of, and conditions to, the tender offer. When they are available, U.S. stockholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the SEC's website at www.sec.gov and will receive information at an appropriate time on how to obtain such materials for free from Acciona and Enel or their duly designated agent.

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Forward-Looking Statements

This press release contains statements that constitute forward-looking statements in its general meaning and within the meaning of Spanish applicable law regarding securities markets. These statements appear in a number of places in this document and include statements regarding the intent, belief or current expectations, estimates regarding future growth of Acciona, Enel, Endesa and other companies, as well of the global business, market share, financial results and other aspects of the activity and situation relating to those companies. The forward-looking statements in this document can be identified, in some instances, by the use of words such as "expects", "anticipates", "intends", and similar language or the negative thereof or by forward-looking nature of discussions of strategy, plans or intentions. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors. Analysts and investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this press release. None of Acciona or Enel undertakes any obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events and circumstances after the date of this press release, including, without limitation, change in Acciona’s or Enel’s business or acquisition strategy to reflect the occurrence of unanticipated events.

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